KEY EXECUTIVE EMPLOYMENT AGREEMENT

THIS KEY EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”) is made this 1st day of November, 2005 (the “Effective Date”), by and between CYBERDEFENDER CORPORATION, a California Corporation (the “Company”), and Riggs Eckelberry, (the “Executive”).

WHEREAS, the parties are entering into this Agreement to set forth and confirm their respective rights and obligations with respect to the Executive’s employment by the Company.

NOW THEREFORE, in consideration of the mutual covenants set forth below, the parties agree as follows:

Terms & Conditions

1.	Employment. Company hereby hires Executive as its President and Chief Operating Officer.

2.
Duties. Policies. Executive agrees to serve as the President and Chief Operating Officer as defined in Exhibit “A,” attached and incorporated herein by reference, subject to the terms set forth in this Agreement. Executive hereby accepts such employment on the terms and conditions described herein. Executive shall obtain the prior written approval of the Company’s Board of Directors (which approval shall not be unreasonably withheld), before Executive shall be entitled to serve as director on the governing boards of other for-profit or not-for-profit entities and to retain any compensation and benefits resulting from such service, so long as such service does not unduly interfere with his duties and obligations under this Agreement.

3.
Standard of Performance. Executive shall at all times faithfully and industriously and to the best of Executive’s ability, experience, and talents perform all of the duties that may be required of Executive and as may be assigned to Executive from time to time by the Board of Directors of the Company consistent with the terms of this Agreement. Executive shall work on a full-time basis for Company. Executive agrees that he will transition out of all existing third party consulting engagements within 60 days, and thereafter have advisory roles only. Company recognizes the value to Company of Executive’s current and future advisory and networking activities and therefore will allow Executive to continue with them so long as there is no negative impact on Executive’s performance under this Agreement. Executive at no time shall provide services to competing businesses.

4.
Term. The term of Executive’s employment, pursuant to this Agreement, will commence on the 1st day of November, 2005 (the “Commencement Date”) and continue until the 31st day of November, 2008 (the “End Date”), or upon termination of this Agreement described in Section 7 below, whichever shall occur first (the “Term”). This provision is for reference and convenience of the parties to this Agreement and in no way diminishes the at-will nature of this Agreement.

5.
Compensation. In consideration of all services rendered during the term of this Agreement, Company shall pay Executive the amounts described in Exhibit “A”, which is attached and incorporated fully by reference herein. Executive will receive no additional compensation for serving the Company in any other capacity, unless by prior written approval of the Board of Directors.

a.
Benefits and Expenses. Subject to Section 7 and upon satisfaction of applicable eligibility requirements, Executive shall be entitled to participate in all fringe benefits which Company may from time to time make generally available to other Executives of the Company with comparable responsibilities, subject to the provisions of those programs, including but not limited to incentives, bonuses, family health, family dental, at home and mobile Internet access, cell phone, disability, and other plans and programs (collectively “Benefits”) as may be offered by Company from time to time.

The Company shall promptly reimburse Executive, in accordance with the Company’s policies and procedures in effect from time to time, for all expenses reasonably incurred by Executive in performance of Executive’s duties under this Agreement, including reimbursement for miles driven by Executive in furtherance of the Company. Any expenses exceeding $1,000 incurred by Executive that are not directly and productively related to a company event, project or activity that has been authorized by the Company’s Executive Committee must be approved by the Company’s Board of Directors~~.~~ Executive is responsible for proper substantiation and reporting of actual and incurred expenses. Executive may consult with a tax advisor to determine the deductibility or taxability of payments made under this section.

b.
Stock Option Entitlement. Executive shall be entitled to stock options in Company as described in Exhibit “A.” Said entitlement is based upon Executive’s continued employment, subject to the provisions of Sections 7 and 8 below, during the initial term of this Agreement. All stock options granted to Executive pursuant to this Agreement shall be governed by the terms and conditions of the Company’s stock option plan and stock option agreement as approved by the Company’s Board of Directors; provided, however, that to the extent that the terms of said stock option plan or stock option agreement shall be inconsistent with or contradict the terms of this Agreement, then the terms of this Agreement shall govern.

c.	Incentive Bonus Compensation. Executive shall be entitled to bonus compensation as described in Exhibit “A” based upon achievement of milestones as noted.

d.
Vacation. Executive shall be entitled to vacation time, as defined in Exhibit “A” attached hereto and incorporated by reference herein, during each year of the term of the Agreement. Executive shall take vacations in accordance with the Company’s policies as they may change from time to time.

6.
Deductions. Company shall deduct and withhold from all compensation payable to Executive all amounts required to be deducted or withheld pursuant to any present or future federal, state, or local law, ordinance, regulation, order, writ, judgment, or decree requiring such deduction or withholding.

7.
Termination. This Agreement and Executive’s employment by Company may be terminated by either party prior to the end of the initial term (or any renewal period) upon thirty (30) days’ prior written notice to the other party, with termination date effective upon the lapse of thirty (30) days from the receipt of notice of intent to terminate (the “Effective Termination Date”). Executive’s employment may be terminated (i) upon any Change of Control as described in Subsection (a) below; (ii) Executive’s death or disability as described in Subsection (b) below; (iii) for any reason other than for cause or non-performance at any time; or (iv) for cause, as defined in Subsection (c) below.

a.
Change of Control. All stock or stock option grants to Executive shall automatically vest upon a Change of Control. The term “Change of Control” shall mean (i) the sale to a third party of all or substantially all of the assets of the Company, or (ii) the transfer to a third party of fifty percent (50%) or more of the outstanding voting power of the Company. However, the Company’s pending merger with Immunotechnology Corporation shall not be deemed to be a Change of Control. Further, severance will be paid according to “Post Termination Benefits,” as defined in Exhibit “A.”

b.
Constructive Termination. The term “Constructive Termination” shall mean (i) a change in the position, authority, duties, responsibilities (including reporting responsibilities) or status with the Company of the Executive that is inconsistent in any material and adverse respect with the Executive’s position, authority, duties, responsibilities or status with the Company as provided in this Agreement, (ii) an adverse change in the Executive’s title, (iii) any reduction in salary not agreed to by the Executive, (iv) any breach by the Company of any other material obligation of the Company under this Agreement, (v) any requirement by the Company to relocate Executive to an office outside of a thirty (30) miles radius from Executive’s residence as of the Effective Date, (vi) any purported termination by the Company of the Executive’s employment other than as permitted by this Agreement, or (vii) the failure of Executive to be elected or reelected to the Board of Directors during the Term.

c.
Disability. Company may terminate Executive's employment if Executive suffers a disability that renders Executive unable, as determined in good faith by the Board, to perform the essential functions of the position, even with reasonable accommodation, for six months in any 12-month period. If Executive's employment is terminated under this section 7(b), Executive shall receive payment for all accrued salary, earned and pro rata bonus compensation, vacation time, and benefits under Company benefit plans through the Termination Date, which for purposes of this section shall be a date specified by the Board. After the Termination Date, Company shall not pay to Executive any other compensation or payment of any kind, or severance, or payment in lieu of notice. All health and dental benefits provided shall be extended, at Executive's election and cost, to the extent permitted by Company's policies and benefit plans, for six months after Executive's Termination Date, except as required by law (e.g., COBRA health insurance continuation election). Except as set forth in the preceding sentence, all benefits provided by Company to Executive under this Agreement or otherwise shall cease on the Termination Date.

d.
Cause. The term “cause” in the event of termination of the Executive employment means: (i) the commission of any act of fraud, embezzlement or dishonesty by the Executive that is materially and demonstrably injurious to the Company; or (ii) any act or omission by Executive which constitutes a material default or breach of the terms in this Agreement, including, but not limited to Sections 9 and 11. In the event the Company desires to terminate Executive for “cause” as defined herein, Company shall give Executive written notice of the circumstances constituting the termination for “cause” per Section 13, below. After receipt of such notice, Executive shall have fifteen (15) business days to cure the circumstances constituting “cause” to the satisfaction of the Company’s Board of Directors, which shall not be unreasonably withheld.

8.
Consequences of Termination. In the event of termination as described in Section 7, Company shall be obligated to make payments and provide benefits accrued to the Executive within three (3) business days of the Effective Termination Date.

a.	Termination by Company.

i.
For Cause. Upon effective termination of Executive by Company for cause, Executive is entitled to accrued salary, earned and pro rata bonus compensation, vested stock options and vested benefits. No severance or Post Termination Benefits will be paid.

ii.
Without Cause. Where Company terminates Executive at its sole discretion but without cause, Executive is entitled to accrued salary, earned and pro rata bonus compensation, full vesting of all stock and stock options (provided that Executive shall have completed no less than one (1) year of employment), and the Post Termination Benefits as the Company has made available from time to time, specifically as identified in Exhibit “A” herein.

b.
Constructive Termination. In the event of Constructive Termination of Executive, Executive is entitled to accrued salary, earned and pro rata bonus compensation, full vesting of all stock and stock options (provided that Executive shall have completed no less than one (1) year of employment), and the Post Termination Benefits as the Company has made available from time to time, specifically as identified in Exhibit “A” herein.

c.	Termination by Executive.

i.
Voluntary. Where Executive voluntarily terminates Executive’s employment with Company, for any reason other than retirement, death or disability (as defined in Section 7(b)), or Constructive Termination, Executive is entitled to accrued unpaid salary, earned and pro rata bonus compensation, vested stock options, and any benefits required by law. Any Post Termination Benefits are not available and not payable to Executive should Executive terminate employment by reason hereof.

ii.
Involuntary. Where Executive’s employment is terminated due to retirement, death or disability, then the Executive or the Executive’s representative (including anyone representing Executive’s interests subsequent to the above-mentioned events) is entitled to any accrued unpaid salary, earned and pro rata bonus compensation, vested stock and stock options, and Post Termination Benefits, subject to the provisions of Section 7(b), above.

9.
Technology and Confidential Information. Executive is retained by the Company in a capacity in which he may generate intellectual property of value to the Company, and under conditions in which he shall have access to Confidential Information which is unique and valuable to the Company and not generally known. Accordingly, Executive agrees that:

a.	Definitions.

(1)
The term “Intellectual Property” as used in this Agreement includes, for example: concepts; discoveries; developments and technical contributions; manufacturing, engineering and programming techniques; designs; computer software and programs; data and technical information (irrespective of whether in human or machine readable form), inventions (whether or not patentable), works of authorship, mask works; and trademarks and goodwill;

(2)
The term “Affiliated Companies” used in this Agreement means any business entity: (i) which is owned in whole or in part by the Company; (ii) which is owned by a business entity which is owned in whole or in part by the Company; (iii) which owns a controlling interest in the Company; or (iv) in which a controlling interest is owned by a business entity which in turn owns the Company;

(3)
The term “Intellectual Property Relevant to the Company” or “Relevant Intellectual Property” as used in this Agreement means all Intellectual Property that Executive may, during the Term and within Executive’s scope of employment, solely or jointly with others author, conceive, develop or reduce to practice, or cause to be authored, conceived, developed or reduced to practice.

(4)	The term “Confidential Information” as used in this Agreement means any and all Intellectual Property and technical and business information disclosed to Executive by the Company which:

(a)	concerns or relates to any aspect of the business of the Company or any Affiliated Company,

(b)	is owned or used by the Company or any Affiliated Company, or

(c)	is, for any reason, otherwise treated as confidential by the Company or an Affiliated Company;

except such items which Executive can show by clear and convincing evidence were:

(d)	publicly and openly known (i.e., in the public domain) prior to the date of this Agreement, or

(e)	subsequent to the data this Agreement, became publicly and openly known through no fault of Executive.

b.
Development and Disclosure of Intellectual Property to Company. During the Term, Executive will assist the Company in all reasonably possible ways within Executive’s duties and expertise, in the discovery, perfection and development of Relevant Intellectual Property and will, at all times, promptly and fully disclose all such Relevant Intellectual Property to the Company, recognizing that any Intellectual Property Relevant to the Company shall be the exclusive property of the Company or its nominee, whether or not reduced to practice, published, or patented, copyrighted or licensed to others.

c.
Assignment. Except as provided in Section 9(h) below, Executive hereby assigns (and will assign without further consideration, except as may be provided by statute) to the Company or its nominee all rights to all Relevant Intellectual Property (whether or not patentable, copyrightable, or susceptible to any other form of protection) in the United States and all foreign countries. With respect to Relevant Intellectual Property, this assignment includes, among other things:

(1)	The full and exclusive right, title and interest to such Intellectual Property, in the United States and all other countries;

(2)	The right of priority and all other rights under any and all international agreements to which the United States of America adheres;

(3)	The right to file and prosecute applications in any and all countries for patents, copyright registrations, design registrations, mask work protection and/or other protection; and

(4)
All applications for patents, copyright registrations, design registrations, mask work protection and/or other protection, and all patents, registrations and the like which result in such applications.

d.
Work for Hire. Any copyrightable works comprising Relevant Intellectual Property will be Works for Hire under the copyright laws of the United States with respect to all of the rights comprised in such works, including any separate contributions to collective works.

e.
No Inconsistent Acts; Assistance to the Company. Executive shall not, at any time during the Term or thereafter, knowingly take, or knowingly cause, any action or omission which would be inconsistent with or tend to impair the rights of the Company or any Affiliated Company in Relevant Intellectual Property or in Confidential Information, and Executive will,  subject to reasonable hourly compensation, assist the Company in every proper and legal way to obtain, maintain and protect its rights in Relevant Intellectual Property, and its rights in Confidential Information to which Executive had access during the Term.

f.
No Unauthorized Disclosure or Use of Confidential Information. Executive acknowledges that any unauthorized disclosure or use of Confidential Information to which he shall have access by virtue of his position in the Company may cause the Company irreparable injury or loss. Accordingly, Executive shall not, at any time during the Consulting Term or for a period of one (1) year thereafter, use any Confidential Information in any manner not expressly authorized by the Company and, unless Executive has prior written authorization from the Company, shall not disclose to others any Confidential Information or use any Confidential Information other than as required in the performance of Executive’s duties under this Agreement.

g.
Return of Confidential Information And Company Materials. Upon termination of this Agreement, Executive will return to the Company all Confidential Information, and any other documents relating to the business of the Company or any Affiliated Company, and all Company documents, equipment and supplies that may be in Executive’s possession. Executive will return to Company all copies of Company documents, drawings, software and programs, including all recordings on magnetic, optical or other media, and all listings, and shall not take or retain any copies thereof.

h.
Exception to Assignments. It is agreed and acknowledged that the provisions of this Agreement requiring assignment by Executive of Intellectual Property to the Company do not apply to any invention that qualifies fully under the provisions of California Labor Code Section 2870 (attached hereto as Exhibit “B”).

10.
Injunctive Relief. The parties agree that damages would be an inadequate remedy for Company in the event of a breach or threatened breach of Section 9(f) of this Agreement by Executive, and in the event of any such breach or threatened breach, Company may, either with or without pursuing any potential damage remedies, seek to obtain and enforce an injunction prohibiting Executive from violating Section 9(f) of this Agreement and requiring Executive to comply with its terms.

11.
Representations. Executive hereby represents and warrants to Company that: (a) he is not now under any contractual or quasi-contractual obligation that is inconsistent or in conflict with this Agreement or that would prevent, limit or impair Executive’s performance of his obligations under this Agreement; (b) he has been advised that he may seek the advice and representation of independent counsel prior to entering into this Agreement; and (c) he fully understands its terms and provisions. Company hereby represents and warrants that the execution and delivery of this Agreement has been duly authorized by the Company and that the Company has taken all necessary corporate action for such execution and delivery.

12.
Attorneys’ Fees. If any legal proceeding is necessary to enforce or interpret the terms of this Agreement, or to recover damages for breach of this Agreement, the prevailing party shall be entitled to reasonable attorney fees, as well as costs and disbursements, in addition to any other relief to which the prevailing party may be entitled.

13.
Notices. Any notices provided hereunder must be in writing and shall be deemed effective on the earlier of personal delivery (including personal delivery by facsimile) or the third day after mailing first class mail to the recipient at the address indicated below:

CYBERDEFENDER CORPORATION  EXECUTIVE
12121 Wilshire Blvd., Suite 350        __________
Los Angeles, CA 90025             __________

or to such other address or to the attention of such other person as the recipient party will have specified by prior written notice to the sending party.

14.
Severability. If any term, provision, or part of this Agreement is found by a court to be invalid, illegal, or incapable of being enforced by any rule of law or public policy, all other terms, provisions, and parts of this Agreement shall nevertheless remain in full force and effect as long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. On such determination that any term, provision, or part of this Agreement is invalid, illegal or incapable of being enforced, this Agreement shall be deemed to be modified so as to effect the parties’ original intent as closely as possible to the end that the transactions contemplated by this Agreement and the terms and provisions of this Agreement are fulfilled to the greatest extent possible.

15.
Entire Agreement. This document (and the agreements, plans and exhibits referred to herein) constitutes the final, complete, and exclusive embodiment of the entire agreement and understanding between the parties related to the subject matter of the Agreement and supersedes and preempts any prior or contemporaneous understandings, agreements, or representations by or between the parties, written or oral. Without limiting the generality of the foregoing, except as provided in this Agreement, all understandings and agreements, written or oral, relating to Executive’s employment by Company, or the payment of any compensation or the provision of any benefit in connection therewith or otherwise, are hereby terminated and shall be of no future force and effect.

16.
Counterparts. This Agreement may be executed on separate copies, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same agreement.

17.
Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and Company, and their respective successors and assigns, except that Executive may not assign any of his rights or duties under this Agreement without Company’s prior written consent.

18.
Amendments. No amendments or other modifications to this Agreement may be made except by a writing signed by both parties. Except for Executive’s estate or legal representative and affiliates of Company, nothing in this Agreement, express or implied, is intended to confer on any third person any rights or remedies under or because of this Agreement.

19.	Choice of Law. Executive and Company agree that this Agreement shall be interpreted in accordance with and governed by the laws of the State of California.

IN WITNESS WHEREOF, the parties now execute this Agreement, to be effective on the date first stated in this Agreement.

ACKNOWLEDGED AND ACCEPTED:

EXECUTIVE

______________________________
Riggs Eckelberry

ACCEPTED AND AGREED:
CYBERDEFENDER CORPORATION

_____________________________
Gary Guseinov
Chief Executive Officer

EXHIBIT A

1. Job Description - Executive shall perform such duties as are consistent with his position as President and Chief Operating Officer and as may be reasonably required by Company’s Board of Directors (the “Board”). Such duties shall include, without limitation, the duties and responsibilities typically carried out by a President and Chief Operating Officer, specifically including without limitation: Management of daily Company operations; management of all product development (consumer and enterprise products); management of all advertising/marketing/business development/PR; management of development staff, operations and marketing personnel - (hire and fire); and meeting company goals/revenue metrics. Executive’s position shall be the second position on Company organizational chart directly under and reporting to the Company’s CEO (organizational chart attached hereto as Exhibit “C”).

2. Compensation - Two Hundred Sixty Thousand Dollars ($260,000.00) per year, payable bi-monthly.

3. Bonus Compensation - Executive shall have the opportunity to receive bonus compensation and stock based upon the Company meeting certain goals as described in Schedule “1” to this Exhibit. To the extent that the Company’s current or future (if revised) Management By Objective bonus compensation plan is inconsistent with or contradicts the terms of Schedule “1” to this Exhibit, then the terms of Schedule “1” hereto shall govern.

4. Board Seat - Executive shall be appointed to the Company’s Board of Directors and shall receive any standard board compensation and fees as approved by the Board and granted to other Board members.

5. Stock Options- Executive shall have the right to participate in Company’s stock option plan as follows:

(a) If Company merges with a public entity by end of Q2 2006, Executive will be granted a stock option entitling Executive to 4.0% of post-transaction public stock at Management Option Plan strike price. (strike price will be determined using fair and industry standard procedures). If public transaction does not close by end of Q2 2006, Executive will be granted a stock option (strike price will be determined using fair and industry standard procedures) entitling Executive to such percentage of private Company stock that would be equivalent in value to a grant of stock options to purchase 7.5% of the Company’s stock at $0.01 strike price.

(b) All stock options referenced in (a) above will vest monthly in equal monthly installments in an Incentive Stock Option Plan (ISOP) over a period of 4 years (48 months) from the Commencement Date. In both cases, grant will be dated on actual date of grant but options will begin vesting on the Commencement Date.

6. Vacation - three (3) weeks paid vacation in the first year of employment; thereafter, four (4) weeks of paid vacation per year.

7. Post Termination Benefits - Should Executive qualify for Post Termination Benefits per the terms of this Agreement, the Executive will receive his monthly salary for three (3) months. This also includes concurrent continuing coverage under any existing health or dental insurance program for a maximum of three (3) months. Executive shall also receive earned and pro rata bonus compensation.

ACKNOWLEDGED: Executive: __________ Company: __________

SCHEDULE 2

Bonus Compensation

Commission/Bonuses:

(a) Compensatory Payment: Executive shall receive a signing bonus in the amount of $45,000, payable the last week of December 2005 as a compensatory payment to REMG, Inc. (TechTransform).

(b) Quarterly MBO:
o	$60K bonus per quarter for meeting company goals
o	Subject to MBO Process (see below)
o	50% for meeting company objectives/goals
o	50% for meeting operating revenue goals, with proportionate acceleration for exceeding these goals [what was wrong with the example?]

(c) Annual Bonuses:
o	Year One:
▪	$100K for major milestone achievement in 2006, pre-agreed in Q1 of 2006. Partial award for partial accomplishment. Determination to be made in accordance with MBO process outlined below.
▪	Payable at the end of 2006.
o	Year Two:
▪	$200K for major milestone achievement in 2007, pre-agreed in Q4 of 2006. Partial award for partial accomplishment. Determination to be made in accordance with MBO process outlined below.
▪	Payable at end of 2007.
o	Annual Bonuses thereafter, proportional to revenue trend-line.

MBO Process:

Management By Objectives (MBO) System:

1.
A list of objectives will be mutually agreed in writing between Executive and the Company’s CEO before or promptly after the beginning of each new quarter in accordance with the process set forth below (for each quarter, the “Quarterly Objectives”). Each set of Quarterly Objectives shall be Specific, Measurable, Achievable, Realistic, and Time-based.

2.
Within ten (10) business days after the end of each calendar quarter, Company will submit to Executive a written report of the Company’s gross revenues for the preceding calendar quarter. Within five (5) business days after receipt of the Company’s quarterly revenue report, Executive will submit to Company a written report containing the following (for each quarter, an “Executive Report”): (i) an assessment of Executive’s accomplishment of the Quarterly Objectives for the preceding calendar quarter including the percentage of accomplishment of the Quarterly Objectives; and (ii) a proposal of Quarterly Objectives for the then-current calendar quarter. Within fifteen (15) business days of receipt thereof, the Company’s CEO shall either approve or reject the Executive Report in writing; failure by Company’s CEO to provide timely rejection of the Executive Report shall be deemed acceptance thereof.

3.
Any disagreement relating to the substance of any given Executive Report shall be negotiated in good faith between the Company’s CEO and Executive. Any such disagreement that cannot be resolved by Executive and the Company’s CEO may be referred by either party for resolution to the Company’s Board of Directors or Compensation Committee.

4.
Upon approval of an Executive Report, the Company shall pay Executive the applicable bonus by multiplying the bonus sum by the approved attainment percentage of Quarterly Objectives, which payment shall be made at the next applicable pay period.

5.	Objectives and Revenue/Profit goals will be based on Company forecasted financial models presented to investors and auditors.

ACKNOWLEDGED: Executive: __________ Company: __________

EXHIBIT B

CALIFORNIA LABOR CODE SECTION 2870
INVENTION ON OWN TIME - EXEMPTION FROM AGREEMENT

“(a)  Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer's equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1) Relate at the time of conception or reduction to practice of the invention to the employer's business, or actual or demonstrably anticipated research or development of the employer; or

  (2) Result from any work performed by the employee for the employer.

(b)  To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.”

EXHIBIT C

CYBERDEFENDER ORGANIZATIONAL CHART